Exhibit 99.1

PRESS RELEASE

I-many Implements Transformational Strategy

I-many Streamlines Operations to Improve Financial Performance and Leverage

Multi-Million Dollar Investment in New Technology Platform

EDISON, N.J., December 11, 2008 — I-many, Inc. (NASDAQ: IMNY), a recognized leading provider of contract management software and services for the enterprise, reported today it has implemented a transformational strategy designed to streamline operations, improve financial performance, and leverage the multi-million dollar investment in its new technology platform.

The changes being implemented to the company’s operational structure were the result of an extensive review that aligns the company’s expenses with conservative revenue expectations in 2009. The restructuring will sustain high levels of support to I-many’s customers and continue to deliver industry-leading contract management software and services for the enterprise.

The company designed this plan in light of the current economic conditions extending sales cycles as well as the completion of a multi-million dollar software development effort culminating in the release of version 6.5 of I-many’s industry-leading ContractSphere® later this month.

I-many expects to realize approximately $12 million in annual operating expense reductions from the restructuring plan, compared with Q3 2008 annualized quarterly expense levels. The company has budgeted cash expenses in 2009 to be less than the total of expected professional service revenues and recurring revenue from software subscriptions, maintenance, support and hosting under existing contracts. This level of expense reduction is possible due to the market readiness of I-many’s next generation products, as exemplified by the upcoming release of I-many ContractSphere 6.5, as well as the strength of its recurring revenue stream from major enterprise customers.

Most of the restructuring and cost reduction is planned to occur in the current quarter and be effective December 31, 2008. The first quarter of 2009 is expected to be a transition quarter, with expense levels marginally above the planned rate for the subsequent quarters. By the second quarter of 2009, the company expects to be at its expense target run rate for the year. As a result of this plan, I-many expects to generate operating income, excluding non-cash charges like stock option charges, beginning in the first quarter and continuing for the full year of 2009.

“This transformation marks another major milestone for I-many, as we prepare for new economic realities and leverage the promise of our new technology platform that was recently strengthened with Demand Management capabilities,” said John A. Rade, I-many’s chairman, president and CEO. “The implementation of this plan is essential to ensuring I-many’s ability to weather the current economic downturn that is lengthening our sales cycles and has depressed revenues during the first three quarters of 2008. We expect our streamlined and more focused sales force to be better able to drive significant high margin license sales to new customers and our existing marquee customer base. However, with a leaner expense structure coming in below our expected recurring revenue and professional services stream, even in the unlikely event we do not see a single new license sale next year, we can expect to exit 2009 with more cash than we started.”

“I-many will continue to invest in product development,” noted Rade. “Although given the upcoming release version 6.5 of ContractSphere and our suite of products now fully integrated on our new ECMF platform, we are now able to reduce our R&D investment as a percentage of revenues closer to industry norms. Our customer-facing support group remains largely in force, so our award-winning customer experience will be sustained. Our professional services organization also retains its capacity to perform the projects expected next year and address any expansion that may occur.”

Kevin M. Harris, I-many’s CFO added, “This new plan puts the company in a good position, given current economic uncertainties. It permits the company to generate operating income, excluding non-cash expenses like stock option charges, and produce cash without being dependent on new major license sales. We have based our new expense level target on revenues that have the highest degree of visibility, and we believe this is the right way to enter the coming year.”

“Even with these reductions,” said Harris, “we have sustained our ability to meet our commitments and continue delivering the innovation and support our customers expect. We believe this plan is in the best interests of all company stakeholders, our customers, our investors and our employees. This plan will also be an important part of our upcoming presentation to the NASDAQ Listing Qualifications Panel and will provide support for our request for continued listing pending our return to compliance with the NASDAQ listing standards.”

About I-many ContractSphere

I-many ContractSphere enables enterprises worldwide to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. Today, more than 25% of the Fortune 50 relies upon one or more elements of the ContractSphere suite. I-many is the first and only company able to offer to the Life Sciences industry the comprehensive capabilities found in the ContractSphere. I-many’s dominance in Life Science is reflected in the fact that 23 of the top 25 pharmaceutical companies, as well as 10 of the top 10, use ContractSphere. All together, an estimated 95% of all prescriptions placed in the United States touch an I-many system.

About I-many

I-many is a leading provider of contract management software and services for the enterprise. I-many is enabling businesses worldwide to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that current economic conditions and consolidation in the pharmaceutical industry could continue to affect demand for our products; the risk that we will be unable to regain compliance with the listing standards of the NASDAQ Capital Market and that delisting could result in a default under our outstanding debt; the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue and impact the success of our restructuring plan described in this press release; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Geoffrey Plank

949-574-3860

info@liolios.com